Exhibit 5.1

2049 Century Park East Los Angeles, CA 90067 United States
To Call Writer Directly: +1 310 552 4200		Facsimile: +1 310 552 5900

+1 310 552 4200

www.kirkland.com

September 10, 2024

Blue Owl Capital Inc.

399 Park Avenue

37th Floor

New York, NY 10022

Re:	Registration Statement on Form S-4

We have acted as counsel to Blue Owl Finance LLC, a Delaware limited liability company (the “Issuer”), Blue Owl Capital Inc., a Delaware corporation (the “Company”), as a guarantor, and the subsidiaries of the Company, in their capacities as guarantors, listed on Schedule I hereto (together with the Company, the “Guarantors”) in connection with the Issuer’s offer to exchange $59.8 million of its 7.397% Senior Notes due 2028 (the “2028 Original Notes”), $700.0 million of its 3.125% Senior Notes due 2031 (the “2031 Original Notes”), $400.0 million of its 4.375% Senior Notes due 2032 (the “2032 Original Notes”), $1.0 billion of its 6.250% Senior Notes due 2034 (the “2034 Original Notes”) and $350.0 million of its 4.125% Senior Notes due 2051 (the “2051 Original Notes” and, together with the 2028 Original Notes, the 2031 Original Notes, the 2032 Original Notes and the 2034 Original Notes, the “Original Notes”), that are validly tendered and not validly withdrawn for an equal principal amount of the respective series of the Issuer’s 7.397% Senior Notes due 2028 (the “2028 Exchange Notes”), 3.125% Senior Notes due 2031 (the “2031 Exchange Notes”), 4.375% Senior Notes due 2032 (the “2032 Exchange Notes”), 6.250% Senior Notes due 2034 (the “2034 Exchange Notes”) and 4.125% Senior Notes due 2051 (the “2051 Exchange Notes” and, together with the 2028 Exchange Notes, the 2031 Exchange Notes, the 2032 Exchange Notes and the 2034 Exchange Notes, the “Exchange Notes”) and in each case the guarantees of the Guarantors with respect thereto pursuant to the Registration Statement on Form S-4 filed with the Securities and Exchange Commission on September 10, 2024 (the “Registration Statement”).

The 2028 Original Notes, the 2031 Original Notes, the 2032 Original Notes and the 2051 Original Notes were issued, and the 2028 Exchange Notes, the 2031 Exchange Notes, the 2032 Exchange Notes and the 2051 Exchange Notes will be issued, under a base indenture (the “2021 Base Indenture”), dated as of June 10, 2021, among the Issuer, the guarantors party thereto and Wilmington Trust, National Association, as trustee (the “Trustee”), as amended and supplemented by (i) the First Supplemental Indenture, dated as of June 10, 2021, by and among the Issuer, the guarantors party thereto and the Trustee, pursuant to which the Issuer issued the 2031 Original Notes (the “First Supplemental Indenture”), (ii) the Second Supplemental Indenture, dated as of October 7, 2021, by and among the Issuer, the guarantors party thereto and the Trustee, pursuant to which the Issuer issued the 2051 Original Notes (the “Second Supplemental Indenture”), (iii) the Third Supplemental Indenture, dated as of February 15, 2022, by and among the Issuer, the guarantors party thereto and the Trustee, pursuant to which the Issuer issued the 2032 Original Notes (the “Third Supplemental Indenture”), (iv) the Fourth Supplemental Indenture, dated as of May 26, 2023, by and among the Issuer, the guarantors party thereto and the Trustee, pursuant to which the Issuer issued the 2028 Original Notes (the “Fourth Supplemental Indenture”), (v) the Fifth Supplemental Indenture, dated as of April 18, 2024, by and among the Issuer, the guarantors party thereto and the Trustee (the “Fifth Supplemental Indenture”), and (vi) the Sixth Supplemental Indenture, dated as of September 10, 2024, by and among the Issuer and the Trustee (the “Sixth Supplemental Indenture” and, together with the 2021 Base Indenture, the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture, the Fourth Supplemental Indenture and the Fifth Supplemental Indenture, the “2021 Indenture”).

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Blue Owl Capital Inc.

September 10, 2024

The 2034 Original Notes were issued, and the 2034 Exchange Notes will be issued, under a base indenture (the “2024 Base Indenture”), dated as of April 18, 2024, among the Issuer, the guarantors party thereto and Wilmington Trust, National Association, as Trustee, as supplemented by the First Supplemental Indenture, dated as of April 18, 2024, by and among the Issuer, the guarantors party thereto and the Trustee, pursuant to which the Issuer issued the 2034 Original Notes (the “2024 First Supplemental Indenture” and, together with the 2024 Base Indenture, the “2024 Indenture” and, together with the 2021 Indenture, the “Indentures”).

Pursuant to the Indentures, the Original Notes are, and the Exchange Notes will be, fully and unconditionally guaranteed, jointly and severally, on the terms and subject to the conditions set forth in the Indentures (the “Original Guarantees” and the “Exchange Guarantees,” respectively).

In connection with this opinion, we have (i) investigated such questions of law, (ii) examined originals or certified, conformed, electronic or reproduction copies of such agreements, instruments, documents and records of the Issuer and the Guarantors, such certificates of public officials and such other documents and (iii) received such information from officers and representatives of the Issuer, the Guarantors and others, in each case as we have deemed necessary or appropriate for the purposes of this opinion. We have examined, among other documents, the following:

(a)	the 2021 Base Indenture;

(b)	the First Supplemental Indenture;

(c)	the Second Supplemental Indenture;

(d)	the Third Supplemental Indenture;

(e)	the Fourth Supplemental Indenture;

(f)	the Fifth Supplemental Indenture;

(g)	the Sixth Supplemental Indenture;

(h)	the 2024 Base Indenture;

(i)	the 2024 First Supplemental Indenture;

(j)	the form of the Original Notes;

(k)	the form of the Exchange Notes;

(l)	the notations of guarantee evidencing the Original Guarantees; and

(m)	the forms of notations of guarantee evidencing the Exchange Guarantees.

Blue Owl Capital Inc.

September 10, 2024

The documents referred to in items (a) through (m) above, inclusive, are referred to herein collectively as the “Documents.”

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Issuer and the Guarantors and the due authorization, execution and delivery of all documents by the parties thereto other than the Issuer and the Guarantors. We have not independently established or verified any facts relevant to the opinions expressed herein, but have relied upon statements and representations of the officers and other representatives of the Issuer and the Guarantors.

We have also assumed that:

1.	all of the parties to the Documents (other than the Issuer and the Guarantors) are validly existing and in good standing under the laws of their respective jurisdictions of organization;

2.	the parties to the Documents (other than the Issuer and the Guarantors) have the power and authority to:

(a)	execute and deliver the Documents,

(b)	perform their obligations thereunder and

(c)	consummate the transactions contemplated thereby;

3.	each of the Documents has been duly authorized, executed and delivered by each of the parties thereto (other than the Issuer and the Guarantors);

4.

each of the Documents constitutes a valid and binding obligation of all of the parties thereto (other than as expressly addressed in the opinions below as to the Issuer and the Guarantors), enforceable against such parties in accordance with their respective terms;

5.	all of the parties to the Documents will comply with all of their obligations under the Documents and all laws applicable thereto;

6.	the Exchange Notes will be duly authenticated and delivered by the Trustee in accordance with the terms of the Indentures, against receipt of the Original Notes surrendered in exchange therefor; and

7.	the Exchange Notes and the notations of guarantee evidencing the Exchange Guarantees will conform to the specimens thereof examined by us.

Blue Owl Capital Inc.

September 10, 2024

Based upon the foregoing, and subject to the limitations, qualifications, exceptions and assumptions expressed herein, we are of the opinion, assuming no change in the applicable law or pertinent facts after the Registration Statement is declared effective, that:

1.

The Exchange Notes, when executed, issued and delivered by the Issuer in accordance with the terms of the Indentures in exchange for the Original Notes in the manner contemplated by the Registration Statement, will constitute valid and binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms.

2.

The Exchange Note Guarantees, when the Exchange Notes have been duly executed, issued and delivered in accordance with the terms of the Indentures in exchange for the Original Notes in the manner contemplated by the Registration Statement, will constitute valid and binding obligations of each of the Guarantors, enforceable against the Guarantors in accordance with their terms.

Our opinions expressed above are subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (iii) other commonly recognized statutory and judicial constraints as to enforceability, including statutes of limitations, and (iv) public policy considerations which may limit the rights of parties to obtain certain remedies.

This opinion is also based upon and expressly limited in all respects to the Delaware General Corporation Law, the Delaware Limited Liability Company Act and the Delaware Revised Uniform Limited Partnership Act, and we do not purport to be experts on, or to express any opinion with respect to the applicability thereto, or to the effect of, the laws of any other jurisdiction or as to matters of local law or the laws of local governmental departments or agencies within the State of Delaware. The reference and limitation to the “Delaware General Corporation Law,” the “Delaware Limited Liability Company Act” and the “Delaware Revised Uniform Limited Partnership Act,” includes all applicable Delaware statutory provisions of law and reported judicial decisions interpreting these laws. We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the sale of the Securities.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the present federal securities laws of the United States or the Delaware General Corporation Law, the Delaware Limited Liability Company Act or the Delaware Revised Uniform Limited Partnership Act be changed by legislative action, judicial action or otherwise.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus contained in the Registration Statement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Blue Owl Capital Inc.

September 10, 2024

The opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

Very truly yours,

/s/ Kirkland & Ellis LLP

KIRKLAND & ELLIS LLP

Blue Owl Capital Inc.

September 10, 2024

Schedule I

Subsidiary Guarantors

1.	Blue Owl Capital GP Holdings LLC, a Delaware limited liability company

2.	Blue Owl Capital GP LLC, a Delaware limited liability company

3.	Blue Owl Capital Holdings LP, a Delaware limited partnership

4.	Blue Owl Capital Carry LP, a Delaware limited partnership

5.	Blue Owl Capital Group LLC, a Delaware limited liability company

6.	Blue Owl GPSC Holdings LLC, a Delaware limited liability company

7.	Blue Owl Capital GP Holdings LP, a Delaware limited partnership

8.	Blue Owl GP Stakes GP Holdings LLC, a Delaware limited liability company

9.	Blue Owl Real Estate Holdings LP, a Delaware limited partnership

10.	Blue Owl Real Estate GP Holdings LLC, a Delaware limited liability company

11.	Blue Owl Capital Holdings LLC, a Delaware limited liability company